As filed with the Securities and Exchange Commission on April 8, 1996
                                                  Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ______________

                                   FORM S-3
                            Registration Statement
                                     Under
                          The Securities Act of 1933
                                ______________

                         EMISPHERE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                Delaware                              13-3306985
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)              Identification No.)

                               15 Skyline Drive
                          Hawthorne, New York  10532
                                (914) 347-2220
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ______________

                           MICHAEL M. GOLDBERG, M.D.
                       c/o Emisphere Technologies, Inc.
                               15 Skyline Drive
                          Hawthorne, New York  10532
                                (914) 347-2220
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                            M. WARREN BROWNE, ESQ.
                              25 Five Ponds Drive
                           Waccabuc, New York  10597
                                (914) 763-5599

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                                      maximum       maximum
                                      offering      aggregate      Amount of
 Title of securities   Amount to be   price per     offering     registration
   to be registered     registered      share         price           fee
  Common Stock, $.01    1,093,500    $11.00 (2)    $12,028,500     $4,147.76
    par value (1)       shares (1)
(1) This Registration Statement also applies to rights under the registrant's Rights Agreement which are attached to and tradable only with the shares of Common Stock registered hereby. No registration fees are required for such rights as they will be issued for no additional consideration.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported on the NASDAQ National Market System on April 4, 1996.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.



                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 8, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                               1,093,500 Shares

                         EMISPHERE TECHNOLOGIES, INC.

                                 Common Stock

    This Prospectus relates to the offer and sale of up to 1,093,500 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Emisphere Technologies, Inc. (the "Company"), of which 1,000,000 shares are being offered by the Company and 93,500 shares, including 56,000 shares issuable upon the exercise of options to purchase Common Stock, are being offered by certain shareholders of the Company (the "Selling Shareholders").
    The distribution of the shares by the Selling Shareholders may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ"), or on any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). See "The Selling Shareholders" and "Plan of Distribution".
    The Common Stock is quoted on the NASDAQ National Market System ("NMS") under the symbol "EMIS". The last sale price of the Common Stock on April 4, 1996, as reported on the NMS, was $11.00 per share.
    None of the proceeds from the sale of the shares by the Selling Shareholders will be received by the Company.

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" STARTING ON
                                    PAGE 7.


                                                    Proceeds to
                               Price to Public       Company(1)
 Per Share.................   $            (2)         $
 Total.....................  $                        $
(1)  Before deducting expenses payable by the Company estimated to be $50,000.
(2) The final price of the Common Stock offered hereby will be determined by negotiations between the Company and the prospective purchasers of the Common Stock.

     The Common Stock being offered by the Company hereby is being offered for sale directly by the Company to a limited number of institutional buyers and affiliates thereof. The Company has not fixed a minimum number of shares of Common Stock to be sold pursuant to this Prospectus and funds received by the Company on the sale of less than all of the Common Stock offered hereby will not be placed in an escrow, trust or similar account. It is expected that delivery of certificates representing the shares of Common Stock will be made
against payment for the Common Stock in                  ,                    ,
and the offering of any unsold shares hereunder will terminate not later than 30 days after the date hereof.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECU-
          RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
            MISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April   , 1996



                             AVAILABLE INFORMATION

    Emisphere Technologies, Inc. (the "Company" or "Emisphere") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, exhibits and schedules.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    (1)  Annual Report on Form 10-K for the fiscal year ended July 31, 1995;

    (2)  Current Report on Form 8-K, dated March 5, 1996

    (3)  Quarterly Report  on Form  10-Q for  the quarter  ended October 31,
       1995;

    (4)  Quarterly Report  on Form  10-Q for  the quarter  ended January 31,
       1996;

    (5) The description of the Company's preferred stock purchase rights contained in its Registration Statement on Form 8-A, dated March 5, 1996; and

    (6) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, dated September 11, 1990.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request to: Emisphere Technologies, Inc., 15 Skyline Drive, Hawthorne, New York 10532, Attention: Secretary (telephone
(914) 347-2220).

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Prospectus Summary, under the caption "Risk Factors" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; competition; the Company's dependence on other companies to develop and commercialize products using the Company's technologies; uncertainty of results of pre-clinical and clinical testing; risk of technological obsolescence; the Company's dependence on other companies to manufacture the Company's products; risk of product liability and liability for human clinical trials; uncertainty of health care reform and third party reimbursement; the Company's dependence on patents and proprietary rights; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; failure to obtain regulatory approval for the Company's products; and other factors referenced in this Prospectus. See "Risk Factors."



                              PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere or incorporated by reference in this Prospectus. An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors." Certain statements in this Prospectus Summary constitute "forward-looking statements" under the Reform Act. See "Special Note Regarding Forward-Looking Statements."


                                  The Company

  Emisphere Technologies, Inc. is developing novel technologies for the oral delivery of pharmaceuticals which are currently effectively administered only by injection or other non-oral means. The Company believes that oral delivery of drugs is the preferred modality of delivery and that it may lead to increased safety, greater convenience and improved patient compliance and believes it has a platform technology to achieve oral delivery of macromolecules and polar (electrically charged) compounds. The Company has performed testing utilizing its technology to deliver a number of compounds including heparin, insulin, calcitonin, human parathyroid hormone, human growth hormone, interferon alpha and sodium cromolyn. The total market for the injectable formulation of these compounds is over $5 billion annually. On March 25, 1996, the Company filed an Investigational New Drug ("IND") application with the U.S. Food and Drug Administration ("FDA") for approval to commence Phase I clinical trials for an oral formulation of heparin. The Company has executed a letter of intent dated October 18, 1995 with Elan Corporation plc ("Elan"), a leading drug delivery company based in the Republic of Ireland, to enter into a strategic alliance relating to the commercial development of an oral formulation for heparin. A definitive agreement that will set forth the specific terms and conditions of the strategic alliance is currently being finalized. In connection with the letter of intent, an affiliate of Elan purchased 600,000 shares of Common Stock and warrants to purchase 250,000 additional shares of Common Stock, at an exercise price of $16.25 per share, from the Company for aggregate consideration of $7,500,000.

  Early generations of the Company's oral delivery technology involved the use of materials prepared by thermally condensing amino acids (proteinoids). A proteinoid composition consisted of several specific compounds, which under the proper conditions could form microspheres and be used to encapsulate therapeutic agents. The Company was able to identify the active components of the early generation proteinoid mixtures and, by applying organic synthesis methods, the Company produced the active compounds directly, thereby eliminating the need for the thermal condensation production process. In its research, the Company learned, however, that the use of microspheres and encapsulation was not a requirement to achieve oral delivery of therapeutic agents. This finding has led to the current use of soluble systems using synthetically produced chemical compounds to achieve oral delivery of many classes of drugs.

  The Company's oral drug delivery technologies involve the use of proprietary compounds which act as carriers by interacting with drugs to facilitate absorption of the drugs across the epithelial membrane in the intestines and into the bloodstream. In pre-clinical studies, the Company observed that each drug tested, when combined with a carrier, retained its ability to perform its function.

  The letter of intent with Elan provides that the two companies will collaborate to apply Elan's portfolio of formulation, controlled release and development expertise to Emisphere's technology. The technology synergies between the two companies are expected to speed the development of products using Emisphere's novel delivery approaches. The collaboration with Elan may allow Emisphere to develop commercially viable oral dosage forms of macromolecules or polar compounds. The letter of intent with Elan also provides that Emisphere would become Elan's source for technology necessary for improved membrane transport.

  The Company's strategic goal is to enter into a series of drug development agreements, such as that contemplated by the letter of intent with Elan, each with a pharmaceutical company selected for its interest in a specific drug and ability to produce and market a formulation of the drug utilizing the Company's carrier. The Company anticipates that the development agreements may take the form of a royalty-bearing license, a joint venture, an exclusive supply arrangement with respect to the Company's carrier or a combination of the foregoing. The Elan strategic alliance has a similar strategy with respect to heparin, although Elan and the Company may decide to form a joint venture to market an oral heparin formulation itself. To attain its strategic goal, the Company's near term plans are (i) to complete the heparin pre-clinical development program and begin clinical trials with respect to its oral heparin formulation, (ii) to develop and improve carriers for specific drugs (with a particular emphasis on heparin) to the point where they will attract the interest of pharmaceutical companies prepared to market the drug formulation pursuant to a license or other marketing agreement with the Company and (iii) to establish a program for the rational selection and design of carriers so that the Company can respond quickly to requests from drug manufacturers for an oral delivery technology for a new drug. With respect to heparin, the Company anticipates that, the joint venture entity with Elan, if formed, will complete the pre-clinical development program and undertake the clinical trials.

  To date, the Company has identified carriers for insulin, heparin, human growth hormone, various fragments of the parathyroid hormone and sodium cromolyn and, using its carriers, the Company has achieved bioavailability in animals for these drugs at levels the Company believes demonstrate sufficient potential to warrant formal pre-clinical and clinical testing. The Company is currently engaged in discussions with third parties relating to a development program for these and other drugs. Other than the strategic alliance contemplated by the letter of intent with Elan, the Company has no other development agreements or commitments from any third party to enter into a development agreement or to pursue the development of products utilizing the Company's oral drug delivery technologies. There can be no assurance that any potential partner will agree with the Company's belief concerning the potential of its oral drug delivery technologies, that further testing of the Company's oral drug delivery technologies will not be required by any potential partner or that the Company will obtain additional commitments from third parties with respect to product development utilizing the Company's drug delivery technologies.

  The Company was incorporated in Delaware on July 21, 1986 under the name Clinical Technologies Associates, Inc. and is the successor, by merger effective July 31, 1986, to its parent, Clinical Technologies Associates, Inc., a New York corporation, organized on April 25, 1985. In January 1992, the Company changed its name to Emisphere Technologies, Inc. The Company's executive offices are located at 15 Skyline Drive, Hawthorne, New York 10532, and its telephone number is (914) 347-2220.


                                 The Offering

Common Stock offered by the Company               1,000,000 shares
Common Stock offered by the Selling Shareholders  93,500 shares
Common Stock outstanding before offering          8,333,338 shares (1)
Common Stock to be outstanding after offering     9,333,338 shares (1)
Use of proceeds from sale by the Company          Research and  development and
                                                  general corporate purposes
NASDAQ NMS symbol                                 EMIS
Risk factors                                      Investment  in   the   Common
                                                  Stock involves  a high degree
                                                  of  risk  and  immediate  and
                                                  substantial  dilution.    See
                                                  "Risk      Factors"       and
                                                  "Dilution."

(1) Based on the number of shares of Common Stock outstanding on January 31, 1996, which does not include (i) 43,000 shares issuable upon exercise of options granted under the Company's 1988 Stock Option Plan, (ii) 493,339 shares issuable upon exercise of stock options granted under the Company's 1991 Stock Option Plan, (iii) 12,671 shares issuable upon exercise of stock options granted under the Company Employee Stock Purchase Plan and Non-Qualified Employee Stock Purchase Plan, (iv) 280,000 shares issuable upon exercise of stock options granted under the Company's Stock Option Plan for Outside Directors, (v) 2,735,853 shares issuable upon exercise of other stock options granted to officers, directors, key employees and consultants of the Company, (vi) 250,000 shares issuable upon exercise of warrants held by an affiliate of Elan, (vii) 76,000 shares issuable upon exercise of other warrants and options outstanding, including 56,000 shares being offered hereby by the Selling Shareholders, (viii) 1,616,379 additional shares reserved for issuance under the Company's stock option and purchase plans and
  (ix) 37,500 shares issued subsequent to January 31, 1996 and being offered hereby by the Selling Shareholders.



                                 RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information contained herein before purchasing the Common Stock offered by this Prospectus. Certain statements under this caption "Risk Factors" constitute "forward-looking statements" under the Reform Act. See "Special Note Regarding Forward-Looking Statements."


Dependence on Commitments by Pharmaceutical Companies to Develop, Market and Commercialize Products Utilizing the Company's Drug Delivery Technologies; No Obligation of Pharmaceutical Partners to Proceed

     Revenues from the Company's drug delivery technologies will depend on the production and sale of products utilizing the Company's technologies. The Company does not currently possess the ability or resources necessary to complete on its own the regulatory approval process for pharmaceutical products utilizing its drug delivery technologies and the Company does not intend to market independently products incorporating its drug delivery technologies. It is the Company's strategy to seek to enter into agreements with pharmaceutical companies who will assist the Company in obtaining government approval for, and marketing and commercializing the various formulations of its drug delivery technologies. Other than the letter of intent to enter into a strategic alliance with Elan, for the commercial development of the oral formulation of heparin, no commitments or development agreements have been entered into. There can be no assurance that the Company will be able to finalize the terms and conditions of the strategic alliance with Elan or enter into additional collaborative arrangements with respect to product development utilizing the Company's drug delivery technologies, that any existing or future collaborative arrangements will be successful or what the terms of any development agreements entered into will be. A number of relationships with pharmaceutical companies which the Company entered into in the past have not progressed. If the Company is unable to obtain development assistance and funds from pharmaceutical
companies  to   fund  a  portion  of  its  product  development  costs  and  to commercialize products, the Company may have to delay, scale back or curtail one or more of its activities. In the event no other pharmaceutical company enters into a development agreement with the Company, the Company may not have the financial resources to undertake the commercial development of products.

     In negotiating development agreements, the Company intends to seek funding with respect to a portion of development costs necessary to commercialize the product or products to which the agreement applies. The Company expects that the parties to development agreements will want the legal right to abandon a product at any time for any reason without significant penalty and there can be no assurance that such right will not be exercised. Further, development partners may have no obligation to deal exclusively with the Company in developing new drug delivery methods for their drugs and may pursue parallel development of other drug delivery technologies on their own and with other collaborative partners which may compete with the Company's oral drug delivery technologies.

     Although the Company believes that there should be sufficient economic incentive for development partners to devote resources to seeking to commercialize products utilizing the Company's drug delivery technologies, the Company will have no control over the resources and attention devoted to the development of a product and, to the extent resources devoted are limited, the Company may be adversely affected. Moreover, the terms of any future development agreements, if any, with respect to a particular drug may preclude or restrict the Company from entering into alternative arrangements with other pharmaceutical companies for the same or competing drugs.

Government Regulation and Lack of Regulatory Approval for Products

     The development and commercialization of products utilizing the Company's drug delivery technologies are subject to regulation by the U.S. Food and Drug Administration (the "FDA") and other governmental authorities in the United States and foreign countries. A new dosage form developed by the Company of any drug will be required to undergo rigorous pre-clinical and clinical testing and an extensive approval process mandated by the FDA and equivalent foreign authorities prior to marketing. There can be no assurance that the Company will develop commercially viable products, that the necessary regulatory approvals for any of the Company's products currently under development will be obtainable or that, if such approvals are obtainable, they will be forthcoming on a timely basis. These processes can take several years and require the expenditure of substantial resources.

     The Company has neither sought nor received regulatory approval for sale of any products in the United States or in any foreign country. The Company has a pending IND application with the FDA for approval to commence Phase I clinical trials for one of its drug delivery technologies for heparin in the United States. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review. Similar delays may also be encountered in other countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if regulatory approval is obtained, a marketed product, its manufacturer, and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product, manufacturer, or facility including withdrawal of the product from the market. If the Company is unable to obtain regulatory approvals for products on a timely basis, the Company's business and prospects will be materially adversely affected.

Early Stage of Product Development; Limited Clinical Test Data and Uncertainty of Results of Further Pre-clinical and Clinical Testing

     To date, the Company has designed a lead carrier for a limited number of drugs and has conducted a limited number of animal studies using those carrier/drug compounds. There can be no assurance that results of these animal studies are indicative of results which would be achieved in larger animal studies, studies of other animals or human clinical studies, all or some of which will be required with respect to various of the Company's proposed products before regulatory approval can be obtained. The Company has not yet identified the optimum formulation of carrier for any drug nor has the Company arrived at a final manufacturing process for a finished product. Furthermore, while the Company has not observed any interference in a drug's ability to perform its function for any drug tested by the Company with its technologies to date, it is possible that effective formulation with the Company's carriers may not be possible for certain drugs. In that event, the Company would most likely be unable to pursue commercialization arrangements with pharmaceutical partners with respect to those drugs.

History of Losses; Uncertainty of Future Profitability

     Since its inception in April 1985, the Company has generated significant losses from operations and for the foreseeable future the Company anticipates that it will continue to generate significant losses from operations. At January 31, 1996, the Company's accumulated deficit was approximately $37.4 million.

     The Company's operating revenues to date have been derived from product development funding from a limited number of pharmaceutical companies. The Company also derived a limited amount of revenues from clinical testing services rendered to pharmaceutical clients prior to July 31, 1991 when the Company's clinical testing business was sold. Revenues have been insufficient to offset the Company's operating expenses. The Company does not expect to achieve profitability for the foreseeable future. Profitability in the long term will depend on the Company's ability to attract pharmaceutical companies willing to enter into development agreements with the Company for the commercialization of drugs utilizing the Company's drug delivery technologies. See "Dependence on Commitments by Pharmaceutical Companies to Develop, Market and Commercialize Products Utilizing the Company's Drug Delivery Technologies; No Obligation of Pharmaceutical Partners to Proceed."

Dependence on Single Technology

     The Company's primary focus is on the development and commercialization of its proprietary drug delivery technologies, which has not yet resulted in a commercial product. Should its technologies, particularly its carrier technology, prove not to be commercially successful, the Company's prospects will be materially adversely affected.

Highly Competitive Industry and Risk of Technological Obsolescence

     Drug delivery, biotechnology and pharmaceuticals are rapidly evolving fields in which developments are expected to continue at a rapid pace. The Company's success depends upon maintaining a competitive position in the development of products and technologies in its areas of focus. The Company is in competition with other pharmaceutical and biotechnology companies, research organizations, individual scientists and non-profit organizations engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities producing and developing injectables. The Company is aware of a number of companies seeking to develop new products and alternatives to injectable drug delivery, including, but not limited to, intranasal delivery, pulmonary systems, transdermal systems and colonic absorption systems. The Company also is aware of other companies currently engaged in the development and commercialization of oral drug delivery technologies and enhanced injectable systems. Many of these companies and entities have greater research and development capabilities, experience, and marketing, financial and managerial resources than the Company, and represent significant competition for the Company. Acquisitions of competing biotechnology companies by large pharmaceutical companies could enhance competitors' financial, marketing and other resources. Accordingly, the
Company's competitors may succeed in developing competing technologies and obtaining regulatory approval for products more rapidly than the Company. There can be no assurance that developments by others will not render the Company's products or technologies uncompetitive or obsolete.

Dependence on Patents and Proprietary Rights

     The Company's success, competitive position and future revenues will depend, in part, on its ability to obtain patent protection in various jurisdictions related to its technologies, processes and products. The Company has filed, and expects to continue to file, patent applications seeking such protection. The Company has been granted eight patents on its delivery technologies in the United States, of which one will expire in 2007, one will expire in 2008, two will expire in 2009, two will expire in 2012 and two will expire in 2013, and has corresponding patents issued or applications pending in various countries around the world. The Company has 25 patent applications relating to its drug delivery technologies pending in the United States and has pending or expects to file corresponding patent applications around the world. The Company has applied to have one of its granted U.S. patents reissued in an attempt to obtain certain broader claims to which the Company believes it was entitled in the original patent grant. There is no guarantee that the reissue application will be successful or that the United States Patent and Trademark Office will not reject all of the patent claims, including those granted in the original patent. There can be no assurance that any patent applications relating to the Company's potential products or processes will result in patents being issued, or that resulting patents, if any, are valid, enforceable or will provide protection against competitors who successfully challenge the Company's patents, obtain patents that may have an adverse effect on the Company's ability to conduct business, or are able to circumvent the Company's patent position. The Company has conducted database searches to discover the existence of previous patents and to determine the state of the art of its inventions and, based on its analysis of the results of searches, the Company believes that there are no issued patents claiming the same subject matter as claimed in the Company's patents or pending patent applications. Database searches are not conclusive, however, and it is possible that conflicting patents have been issued and/or that other parties have conducted research or made discoveries of compounds or processes that preceded the Company's discoveries and which could prevent the Company from obtaining patent protection, or could narrow the scope of any protection obtained. There could be a material adverse effect on the Company's business and future prospects if patents or prior art exist that were not uncovered through database searches or there are patent applications that have priority over any of the Company's patent applications.

     The Company's strategy involves collaborative arrangements with other pharmaceutical companies for the development of new formulations of drugs developed by others and, ultimately, the receipt of royalties on sales of the new formulations of the drugs. These drugs are generally the property of the companies and may be the subject of patents or patent applications and other forms of protection owned by such other companies. To the extent such patents or other forms of protection expire, become invalid or otherwise ineffective or such drugs are covered by patents or other forms of protection owned by third parties, sales of such drugs by the collaborating pharmaceutical company may be restricted or limited or enjoined, or may cease. Accordingly, the potential for royalty revenues to the Company may be adversely affected.

     To protect its proprietary technologies and processes, the Company also relies in part on maintaining trade secrets protected by confidentiality agreements with its corporate partners, employees, consultants, and certain contractors. There can be no assurance that these agreements will not be breached, that as a practical matter the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become generally known or be independently discovered by competitors and thus cease being protected.

Need for Additional Capital

     While the Company believes that existing cash, cash equivalents and marketable securities, together with the net proceeds projected from the sale of the 1,000,000 shares of Common Stock being offered by the Company hereby, will be sufficient to satisfy the Company's operating needs through the end of fiscal 1998, circumstances could arise which may result in a need to raise additional capital in the future. The Company has in the past raised additional capital through public and private offerings of its Common Stock. There can be no assurance that additional equity capital will be available on acceptable terms, or without severe dilution of the existing stockholders, if at all. If adequate funds are not available, the Company will be required to delay, scale back or eliminate some or all of its research or development programs or relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

Dependence on Others for Manufacturing of the Company's Chemical Compounds

     The Company currently has no manufacturing facilities for large-scale clinical or commercial production of any compounds under consideration as products. The Company is producing some material for research and pre-clinical testing and has been supplied with larger lots of compound by contract manufacturing companies. For the foreseeable future, the Company does not intend to manufacture its carriers except for the foregoing limited purposes. If the Company is unable to contract for manufacturing on acceptable terms or if the Company cannot obtain compounds manufactured in accordance with specifications on a timely basis, the ability to conduct pre-clinical and human clinical testing will be adversely affected, resulting in the delay of product development and submission of products for regulatory approval, which in turn could have a material adverse effect on the Company.

Risks of  Product Liability  Claims  and  Current  Lack  of  Product  Liability
Insurance

     The Company does not have product liability insurance. The testing, manufacturing and marketing of products for humans utilizing the Company's drug delivery technologies may expose the Company to potential product liability and other claims resulting from their use. Liability may result from claims made directly by consumers or by pharmaceutical companies or others selling products. Because the Company seeks to structure its development programs with the intention of developing commercially viable products for sale or license to pharmaceutical companies which would complete the development, manufacturing and marketing of the finished product, the Company intends to rely on indemnity undertakings by the pharmaceutical companies with regard to liability. There can be no assurance that the Company will be able to negotiate appropriate indemnity undertakings with pharmaceutical partners or that indemnity undertakings will be effective to protect the Company from liability or the costs of product liability litigation. While the Company may obtain product liability insurance if management determines insurance is desirable, there can be no assurance that the Company will apply for, or be able to obtain, insurance on acceptable terms, or that insurance, if obtained, would be adequate to fully protect the Company against any potential liability. In the event of a successful suit against the Company, if the Company did not have adequate product liability insurance coverage, the Company would be materially adversely affected.

Potential Liability for Human Clinical Trials

     In addition to product liability risks associated with sales of products, the Company may be liable to the claims of individuals who participate in human clinical trials of its products. While the Company has obtained, and will seek, waivers of liability from all persons who participated or may in the future participate in human clinical trials conducted by or on behalf of the Company, there can be no assurance that waivers will be effective to protect the Company from liability or the costs of product liability litigation. In the event of a successful suit against the Company, if the Company did not have adequate product liability insurance coverage, the Company would be materially adversely affected.

Dependence on Key Personnel

     The Company's success depends upon the continued contributions of its executive officers and scientific and technical personnel. During the
Company's limited operating history, many key responsibilities within the Company have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect the business of the Company. In particular, the loss of the services of Michael M. Goldberg, M.D., the Company's Chairman of the Board and Chief Executive Officer, or Sam J. Milstein, Ph.D., the Company's President and Chief Scientific Officer, could have a material adverse effect on the Company's operations. The Company has employment agreements through July 31, 2000 with each of Drs. Goldberg and Milstein and has obtained key man life insurance in the amount of $1 million on the lives of each of Drs. Goldberg and Milstein.

Uncertainty Related to Health Care Reform

     Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation to date, the Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could cause the Company's collaborative partners or potential partners to limit or eliminate spending on collaborative drug development projects. Legislative debate is expected to continue in the future, market forces are expected to demand reduced costs and the Company cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reform may have on its business.

Uncertain Availability of Third-Party Reimbursement

     The Company's  commercial success  will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. If the Company succeeds in bringing products to market, there can be no assurance that the Company's products will be considered cost effective or outcome effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing and any such changes could limit reimbursement for medical products.

Authorization of Preferred Stock; Stockholder Rights Plan; and Possible Adverse Impact on Rights of Holders of Common Stock

     The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock and to fix dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent stockholders from receiving the maximum value for their shares.
Although the Company has no present intention to issue any shares of its preferred stock, it is possible that it may decide to do so in the future.

     In addition, in February 1996, the Company authorized the adoption of a Stockholder Rights Plan (the "Rights Plan") providing that upon the acquisition or accumulation of 20% of the Company's outstanding Common Stock by an acquiror (the "Acquiror") without the approval of the Board of Directors of the Company (other than acquisition through certain qualified cash tender offers), the holders of the Company's Common Stock (other than the 20% holder and its affiliates) would obtain certain rights to purchase shares of the Company's Series A Junior Participating Cumulative Preferred Stock. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiror, the rights are convertible by the holders either into substantial additional shares of the Company's Common Stock at below market prices, or substantial numbers of shares of Common Stock of the Acquiror. The effect of the Rights Plan may be to discourage, delay or prevent a change in control of the Company, and to discourage bids for the Company's Common Stock thereby preventing stockholders from receiving the maximum value for their shares.

No Dividends

     The Company has not paid any cash dividends, nor does it anticipate paying any cash dividends on its Common Stock in the foreseeable future. There can be no assurance that the Company will ever be in the position to pay cash dividends or that, if it is in the position to do so, that it will pay cash dividends on its Common Stock.

Potential Volatility of Stock Price

     The market prices for securities of biopharmaceutical companies, including the Company's Common Stock, have historically been highly volatile and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological collaborations, innovations or new products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by the Company or others and general market conditions may have a significant effect on the market price of the Common Stock. The Company's securities are subject to a high degree of risk and volatility. Investors should be aware that other investment opportunities, such as interest-bearing obligations, may result in a higher yield on investment and be less subject to fluctuation and risk of loss than an investment in the Company's Common Stock.

Dilution

     The price to the public in this offering is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate, substantial dilution. See "Dilution."

Shares Eligible for Future Sale; Effect of Outstanding Options and Warrants

     Upon issuance of the 1,000,000 shares of Common Stock offered by the Company hereby, based on the number of shares outstanding as of January 31, 1996, the Company will have 9,333,338 shares of Common Stock outstanding. Of these shares, approximately 8,733,338 shares are freely transferable without restriction under the Securities Act of 1933, as amended, unless held by an "affiliate" of the Company, as such term is defined under regulations promulgated under said Act. The Company is required, pursuant to a registration rights agreement with an affiliate of Elan, dated as of October 18, 1995, to file with the Securities and Exchange Commission a shelf registration statement relating to the remaining 600,000 shares of Common Stock held by such affiliate of Elan and to use its best efforts to have such registration statement declared effective on or prior to October 18, 1996. The Company is further required to use its best efforts to keep the registration statement continuously effective for a period of 30 months.

     The Company had, as of January 31, 1996, outstanding options and warrants to purchase up to 3,890,863 shares of Common Stock which are exercisable over the next several years at prices ranging from $1.50 to $23.25, giving the holders of such options and warrants an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. The terms on which the Company may obtain additional financing during the period when such options and warrants are exercisable may be adversely affected by the existence of such options and warrants. The holders of the options and warrants are likely to exercise them at a time when the Company would otherwise be able to obtain additional capital through an equity financing on terms more favorable than those provided by the options and warrants.



                                CAPITALIZATION

     The following table sets forth (i) the historic capitalization of the Company at January 31, 1996 and (ii) the capitalization of the Company as adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock offered hereby (at an assumed offering price of $11.00 per share) and the application of the net proceeds therefrom, which are estimated to be $10,950,000 (after deducting the estimated offering expenses).

                                             January 31, 1996
                                          Actual     As Adjusted
 Long-term debt                         $    -            $      -
 Stockholders' equity:
  Preferred Stock, par value $.01
   per  share,  1,000,000  shares
   authorized;   200,000   shares
   designated as  Series A Junior
   Participating       Cumulative
   Preferred  Stock;   no  shares
   issued and outstanding                    -                   -
  Common Stock,  par  value  $.01
   per share,  20,000,000  shares
   authorized;  8,376,838  issued
   (8,333,338       outstanding)-
   Actual;    9,376,838    issued
   (9,333,338     outstanding)-As
   adjusted (1)                           83,768              93,768
  Additional paid-in capital          51,309,930          62,249,930
  Accumulated deficit                (37,410,870)        (37,410,870)
  Net unrealized gain on
   investments                             7,317               7,317
                                      13,990,145          24,940,145
  Less 43,500 shares of common
   stock held in treasury, at
   cost                                 (192,813)           (192,813)
      Total stockholders' equity      13,797,332          24,747,332
      Total capitalization          $ 13,797,332        $ 24,747,332
_______________________
(1) Excludes (i) 43,000 shares issuable at an exercise price of $13.75 upon exercise of options granted under the Company's 1988 Stock Option Plan, (ii) 493,339 shares issuable at a weighted average exercise price of $8.13 upon exercise of stock options granted under the Company's 1991 Stock Option Plan,
  (iii) 12,671 shares issuable at an exercise price of $7.38 upon exercise of certain rights to purchase common stock granted under the Company Employee Stock Purchase Plan and Non-Qualified Employee Stock Purchase Plan, (iv) 280,000 shares issuable at a weighted average exercise price of $11.91 upon exercise of stock options granted under the Company's Stock Option Plan for Outside Directors, (v) 2,735,853 shares issuable, at a weighted average exercise price of $10.07 upon exercise of other stock options granted to officers, directors, key employees and consultants of the Company, (vi) 250,000 shares issuable at an exercise price of $16.25 upon the exercise of warrants held by an affiliate of Elan, (vii) 76,000 shares issuable upon the exercise of other warrants and options outstanding at a weighted average exercise price of $8.48, including 56,000 shares being offered hereby by the Selling Shareholders, (viii) a total of 1,616,379 additional shares reserved for issuance under the Company's stock option and purchase plans and (ix) 37,500 shares issued subsequent to January 31, 1996 and being offered hereby by the Selling Shareholders.



                                USE OF PROCEEDS

     Special Note:   Certain  statements under  this caption "Use of Proceeds,"
constitute "forward-looking  statements" under  the Reform  Act.   See "Special
Note Regarding Forward-Looking Statements."

     The net proceeds to be received by the Company from the sale of 1,000,000 shares of Common Stock being offered hereby (at an assumed offering price of $11.00 per share) are estimated to be $10,950,000 after deducting the estimated offering expenses.

     The Company  intends to  use the net proceeds of this offering as follows:
(i) approximately $4,000,000 for continued research and development, including hiring additional personnel to engage in research and development, (ii) approximately $2,000,000 for a development program leading to clinical trials of an oral formulation of a second drug (in addition to heparin) and (iii) the remainder for general corporate purposes. Numerous factors, including the progress of the Company's research and development programs, the results of pre-clinical and clinical studies, the timing of regulatory approvals, technological advances, determinations as to the commercial potential of the Company's products and the status of competitive products may affect the amounts the Company expends on each proposed use. The letter of intent with Elan relating to heparin contemplates that, if the results of Phase I clinical trials warrant further testing and development, such testing and development will be funded half by Elan and half by the Company. The amount and timing of such expenditures cannot currently be determined. Expenditures will also depend upon the establishment of collaborative research arrangements with other companies, the availability of other financing and other factors.

     Based upon its current operating plan, the Company believes that existing cash, cash equivalents and marketable securities, together with the estimated proceeds of this offering and interest earned thereon, will be adequate to satisfy its capital needs through the end of fiscal 1998. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments. The Company intends to invest the net proceeds of this offering so as to avoid being subject to the registration requirements of the Investment Company Act of 1940, as amended, unless an exemption from such registration is available, because such registration would subject the Company to substantial regulations that could have a material adverse effect on its business.



                                   DILUTION

     The Company's net tangible book value at January 31, 1996, was $13,797,332, or $1.66 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any changes in pro forma net tangible book value after January 31, 1996, other than to give effect to the sale by the Company of the 1,000,000 shares of Common Stock offered hereby at an assumed public offering price of $11.00 per share, after deducting the estimated offering expenses, the Company's pro forma net tangible book value at January 31, 1996 would have been $24,747,332, or $2.65 per share. This represents an immediate dilution in net tangible book value of $8.35 per share to new investors purchasing shares in this offering and an immediate increase in pro forma net tangible book value of $.99 per share to existing stockholders. The following table illustrates the per share dilution:

    Assumed public offering price per share to be paid by
      a new investor..............................           $11.00
        Net tangible book value per
          share before offering...................  $1.66
        Increase in net tangible book value per
          share attributable to new investors.....    .99
    Pro forma net tangible book value per
      share after offering(1).....................             2.65
    Dilution of net tangible book value per share to
      new investors (2)(3)........................           $ 8.35
_____________________
(1)Determined by dividing the Company's pro forma net tangible book value after the offering by the pro forma number of shares outstanding after the offering.
(2)Determined by subtracting the pro forma net tangible book value per share after the offering from the price per share paid by a new investor.
(3)If all options and warrants outstanding on January 31, 1996 and having an exercise price of less than $2.65 per share were exercised in full, the adjusted pro forma net tangible book value per share would be $2.64, resulting in immediate additional dilution to new investors of $.01.



                           THE SELLING SHAREHOLDERS

     The table below sets forth information regarding the Selling Shareholders as of the date of this Prospectus: (i) the name of each Selling Shareholder (none of which have had positions, offices or other material relationships with the Company during the past three years), (ii) the number of shares of Common Stock owned beneficially or of record by such Selling Shareholder, (iii) the number of shares of Common Stock offered by such Selling Shareholder and (iv) the number of shares of Common Stock to be owned by such Selling Shareholder after completion of the offering, assuming all the Shares being offered hereby are sold.

                              Number      Number       Ownership
                            of Shares   of Shares    After Offering
Name of                    Owned Prior    Being      Number   Percent
Selling Shareholder        to Offering   Offered   of Shares  of Class

The Sage Group              50,000 (1)    50,000 (1)   0
Garo Armen                  33,750        33,750       0
Jay Goldman                  3,750         3,750       0
Nicholas A. Gravante, Jr.    6,000 (1)     6,000 (1)   0
___________________________
(1) Represents the respective number of shares with respect to which each Selling Shareholder has a currently exercisable right to acquire beneficial ownership upon exercise of options granted by the Company.


                             PLAN OF DISTRIBUTION

     The Common Stock being offered by the Company hereby is being offered for sale directly by the Company to a limited number of institutional buyers and affiliates thereof. The Company does not anticipate offering the Common Stock through underwriters, dealers or agents. If the Company were to offer the Common Stock through any of the foregoing, however, the net proceeds to the Company would be reduced by any discounts or commissions which would be required to be paid by the Company to any such underwriter, dealer or agent. The price of the Common Stock offered hereby will be determined through negotiations between the Company and prospective purchasers of the Common Stock.

     There can be no assurance that the Company will be successful in selling any or all of the Common Stock offered hereby. The Company has not fixed a minimum number of shares of Common Stock to be sold pursuant to this Prospectus. The Company may therefore sell less than all of the Common Stock offered hereby, which may significantly reduce the amount of proceeds to be received by the Company. Funds received by the Company on the sale of less than all of the Common Stock offered hereby will not be placed in an escrow, trust or similar account. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment for the
Common Stock  in                     ,                    , and the offering of
any unsold shares hereunder will terminate not later than 30 days after the date hereof.

     The Chairman and Chief Executive Officer of the Company, with the assistance of other officers as needed, will participate in the sale of the Common Stock to the purchasers. These participants, who will not receive any compensation for these activities, will not be deemed brokers pursuant to Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

     The distribution of the Common Stock by the Selling Shareholders may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) in the over-the-counter market, on NASDAQ or on any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise) or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act.

     In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

     All of the costs and expenses of this offering will be borne by the Company except that discounts, concessions or commissions relating to the sale of shares by the Selling Shareholders will be borne by the Selling Shareholders.



                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by M. Warren Browne, Esq.



                                    EXPERTS

     The financial statements and financial statement schedule of Emisphere Technologies, Inc., as of July 31, 1995 and 1994 and for each of the three years in the period ended July 31, 1995, included in the Company's Annual Report on Form 10-K for the year ended July 31, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.






  No person  is  authorized  in
 connection with  the  offering
 made  hereby   to   give   any
 information  or  to  make  any                     1,093,500 shares
 representation  not  contained
 or incorporated  by  reference
 in this  Prospectus,  and  any
 information or  representation
 not contained  or incorporated
 herein must not be relied upon
 as having  been authorized  by               EMISPHERE TECHNOLOGIES, INC.
 the  Company  or  the  Selling
 Shareholders.  This Prospectus
 does not  constitute an  offer
 to sell  or a  solicitation of
 an offer  to buy by any person                       Common Stock
 in any  jurisdiction in  which                 par value $.01 per share
 it is unlawful for such person
 to   make    such   offer   or
 solicitation.     Neither  the
 delivery of this Prospectus at
 any time  nor  any  sale  made
 hereunder  shall   under   any
 circumstance  imply  that  the
 information  contained  herein
 is  correct  as  of  any  date                       _____________
 subsequent to the date hereof.
                                                       PROSPECTUS
                                                      _____________


       TABLE OF CONTENTS

                           Page
 Prospectus Summary.........  7                      April    , 1996
 Risk Factors............... 10
 Capitalization............. 18
 Use of Proceeds............ 20
 Dilution................... 22
 The Selling Shareholders... 23
 Plan of Distribution....... 23
 Legal Matters.............. 24
 Experts.................... 24



                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are:

          SEC registration fee....................  $ 4,148
          Nasdaq National Market listing fee......   17,500
          Transfer Agent and Registrar fees.......    1,000
          Accounting fees and expenses............   10,000
          Legal fees and expenses.................   15,000
          Blue Sky fees and expenses..............    2,000
          Miscellaneous...........................      352
             Total................................  $50,000

     The Company has agreed to pay all of the costs and expenses of this offering.


Item 15.  Indemnification of Directors and Officers

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware, Article Twelfth of the Certificate of Incorporation of the Company and Article V of the By-laws of the Company, the Company is authorized to indemnify, subject to certain conditions, its directors and officers against certain liabilities and expenses arising from claims against them because of being such a director or officer. In addition, the Company has obtained directors' and officers' liability insurance insuring, subject to certain conditions, its directors and officers against similar such liabilities and expenses.


Item 16.  Exhibits

     A list  of Exhibits  to this  registration statement  is set  forth in the
Exhibit Index starting on page II-27 hereof.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 4, 1996.

                                    EMISPHERE TECHNOLOGIES, INC.

                                    by /s/ Michael M. Goldberg
                                        Michael M. Goldberg, M.D.
                                     Chairman of the Board and Chief
                                            Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. Goldberg, M.D. and Sam J. Milstein, Ph.D., his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature                       Title                          Date

/s/ Michael M. Goldberg       Chairman of the Board and      April 4, 1996
Michael M. Goldberg, M.D.      Chief Executive Officer

/s/ Sam J. Milstein           Director and President         April 4, 1996
Sam J. Milstein, Ph.D

/s/ Howard M. Pack            Director                       April 4, 1996
Howard M. Pack

/s/ Peter Barton Hutt         Director                       April 4, 1996
Peter Barton Hutt

/s/ Jere E. Goyan             Director                       April 4, 1996
Jere E. Goyan, Ph.D.

/s/ Mark I. Greene            Director                       April 4, 1996
Mark I. Greene, M.D., Ph.D.

/s/ Joseph D. Poveromo        Controller (Principal          April 4, 1996
Joseph D. Poveromo             Financial and Accounting
                               Officer)




                                 EXHIBIT INDEX

Exhibit
Number      Description

  5       Opinion of M. Warren Browne

 23(a)    Consent of Coopers & Lybrand L.L.P.

 23(b)    Consent of M. Warren Browne (included in Exhibit 5)

 24       Power of Attorney (included in signature page)